Exhibit 99.1

Mammoth Energy Services, Inc. Announces
Second Quarter 2025 Operational and Financial Results

OKLAHOMA CITY, OK – August 8, 2025 – Mammoth Energy Services, Inc. (NASDAQ: TUSK) (“Mammoth” or the “Company”) today reported financial and operational results for the second quarter ended June 30, 2025.

Mark Layton, Chief Financial Officer of Mammoth commented, “We were pleased to have executed three pivotal transactions during the second quarter that further demonstrated our ability to unlock value and initiated a strategic transformation toward a more demand-centric portfolio. At a time when uncertainty is broadly impacting demand and customer decision making, we remain proactive in repositioning Mammoth to perform through cycles.

“In April, we announced the sale of three infrastructure subsidiaries for an aggregate sales price of $108.7 million. This transaction unlocked meaningful value at a very attractive multiple from our transmission, distribution and substation operations, which we originally purchased for less than $10 million in 2017, and then grew organically within our enterprise. Our second transaction was the purchase of eight small passenger aircraft to expand and diversify our rental services segment. Each of these planes are under leases with a commuter airline and provide us with a stable and predictable recurring stream of revenue. Finally, in June, we sold all of the equipment used in our hydraulic fracturing business for proceeds of $15 million. We view this transaction as a natural next step as we look to reposition our portfolio of services and emphasize a demand-driven approach to our operations.

“As we look forward, we continue to prioritize value creation across the business. Our robust cash position gives us the opportunity to execute strategic, value-enhancing transactions. We will use the tools at our disposal to add accretive assets, which will drive expansion and diversify our operations. We will also look to invest in our existing businesses to stimulate organic growth. These strategic steps are transforming the Company and establishing solid footing as we aim to build a more resilient business for the future,” concluded Layton.

Financial Overview for the Second Quarter 2025:
Total revenue from continuing operations was $16.4 million for the second quarter of 2025 compared to $16.0 million for the second quarter of 2024 and $15.6 million for the first quarter of 2025.

Net loss from continuing operations for the second quarter of 2025 was $35.7 million, or $0.74 per diluted share, compared to $155.6 million, or $3.24 per diluted share, for the second quarter of 2024 and $1.6 million, or $0.03 per diluted share, for the first quarter of 2025.

Adjusted EBITDA from continuing operations (as defined and reconciled in the tables below) was ($2.8) million for the second quarter of 2025, compared to ($164.6) million for the second quarter of 2024 and ($1.7) million for the first quarter of 2025.

Infrastructure Services
Mammoth’s infrastructure services segment contributed revenue of $5.4 million for the second quarter of 2025 compared to $4.5 million for the second quarter of 2024 and $4.7 million for the first quarter of 2025. The increase in revenue was primarily due to an increase in fiber optic activity.

Rental Services
Mammoth’s rental services segment contributed revenue (inclusive of inter-segment revenue) of $3.1 million for the second quarter of 2025 compared to $1.8 million for the second quarter of 2024 and $1.9 million for the first quarter of 2025. The average number of pieces of equipment rented to customers was 296 for the second quarter of 2025 compared to 223 during the second quarter of 2024 and 231 during the first quarter of 2025. Additionally, during the second quarter of 2025, the Company expanded its aviation rental offerings, which contributed to the increased revenue.

Natural Sand Proppant Services
Mammoth’s natural sand proppant services segment contributed revenue of $5.4 million for the second quarter of 2025 compared to $4.7 million for the second quarter of 2024 and $6.7 million for the first quarter of 2025. In the second quarter of 2025, the Company sold approximately 242,000 tons of sand at an average sales price of $21.41 per ton compared to sales of approximately 141,000 tons of sand at an average sales price of $22.73 per ton during the second quarter of 2024. In the first quarter of 2025, sales were approximately 189,000 tons of sand at an average price of $21.49 per ton.

Accommodation Services
Mammoth’s accommodation services segment contributed revenue of $1.8 million for the second quarter of 2025 compared to $2.7 million for the second quarter of 2024 and $2.1 million for the first quarter of 2025. On average, 145 rooms utilized for the second quarter of 2025 compared to 212 during the second quarter of 2024 and 179 during the first quarter of 2025 for our accommodations services.

Drilling Services
Mammoth’s drilling services division contributed revenue of $0.7 million for the second quarter of 2025 compared to $0.7 million for the second quarter of 2024 and $0.2 million for the first quarter of 2025. The increase in drilling services revenue for the second quarter of 2025 compared to the first quarter of 2025 is primarily attributable to an increase in utilization.

Selling, General and Administrative Expense
Selling, general and administrative (“SG&A”) expense was $5.3 million for the second quarter of 2025 compared to $95.3 million for the second quarter of 2024 and $4.5 million for the first quarter of 2025. The Company incurred an $89.2 million charge in relation to the Settlement Agreement with PREPA during second quarter of 2024 with no similar activity in 2025. SG&A expense excluding the PREPA related charge, as a percentage of total revenue, was 32% for the second quarter of 2025 compared to 38% for the second quarter of 2024 and 29% for the first quarter of 2025.
Liquidity
As of June 30, 2025, Mammoth had unrestricted cash on hand of $127.3 million. As of June 30, 2025, the Company’s revolving credit facility was undrawn, the borrowing base was $75.0 million and there was $67.5 million of available borrowing capacity under the revolving credit facility, after giving effect to $7.5 million of outstanding letters of credit. As of June 30, 2025, Mammoth had total liquidity of $194.8 million.
As of August 6, 2025, Mammoth had unrestricted cash on hand of $118.5 million, no outstanding borrowings under its revolving credit facility, and a borrowing base of $50.0 million. As of August 6, 2025, the Company had $42.5 million of available borrowing capacity under its revolving credit facility and total liquidity of $161.0 million.

Capital Expenditures
The following table summarizes Mammoth’s capital expenditures from continuing operations by segment for the periods indicated (in thousands):

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
Rental services(a)	$26,821	$123	$119	$26,940	$223
Infrastructure services(b)	—	266	101	101	291
Natural sand proppant services(c)	—	—	93	93	—
Accommodation services(c)	58	43	17	75	80
Drilling services(c)	19	85	97	116	85
Other(c)	—	217	—	—	227
Total capital expenditures	$26,898	$734	$427	$27,325	$906
(a)Capital expenditures primarily for expansion of our aviation rental fleet for the three and six months ended June 30, 2025 and maintenance for the three months ended March 31, 2025 and the three and six months ended June 30, 2024.
(b)Capital expenditures primarily for our fiber optic fleets for the periods presented.
(c)Capital expenditures primarily for maintenance for the periods presented.

Conference Call Information
Mammoth will host a conference call on Friday, August 8, 2025 at 10:00 a.m. Central time (11:00 a.m. Eastern time) to discuss its second quarter financial and operational results. The telephone number to access the conference call is 1-201-389-0872. The conference call will also be webcast live on https://ir.mammothenergy.com/events-presentations. Please submit any questions for management prior to the call via email to TUSK@dennardlascar.com.

About Mammoth Energy Services, Inc.
We are an integrated, growth-oriented company focused on providing products and services to our customers primarily in the oil and natural gas and infrastructure industries. Our suite of services includes rental services, infrastructure services, natural sand proppant services, accommodation services and drilling services. Our rental services segment provides a wide range of equipment used in oilfield, construction and aviation activities. Our infrastructure services segment provides engineering, design and fiber optic services to the utility industry. Our natural sand proppant services segment mines, processes and sells natural sand proppant used for hydraulic fracturing. Our accommodation services provide housing, kitchen and dining, and recreational service facilities for workers located in remote areas away from readily available lodging. Our drilling services provides directional drilling to oilfield operators. For more information, please visit www.mammothenergy.com.

Contacts:
Mark Layton, CFO
Mammoth Energy Services, Inc
investors@mammothenergy.com

Rick Black / Ken Dennard
Dennard Lascar Investor Relations
TUSK@dennardlascar.com

Forward-Looking Statements and Cautionary Statements
This news release (and any oral statements made regarding the subjects of this release, including on the conference call announced herein) contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts that address activities, events or developments that Mammoth expects, believes or anticipates will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this news release specifically include statements, estimates and projections regarding the Company’s business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, plans for stock repurchases under its stock repurchase program, costs and other guidance regarding future developments. Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for the Company’s existing operations, experience and perception of historical trends, current conditions, anticipated future developments and their effect on Mammoth, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, the Company’s forward-looking statements are subject to significant risks and uncertainties, including those described in its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings it makes with the SEC, including those relating to the Company’s acquisitions and contracts, many of which are beyond the Company’s control, which may cause actual results to differ materially from historical experience and present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the impact of the recent divestiture of our subsidiaries 5 Star Electric, LLC, Higher Power Electrical, LLC and Python Equipment LLC and the equipment previously used in our hydraulic fracturing business; the levels of capital expenditures by our customers and the impact of reduced completions activity on utilization and pricing for our natural sand proppant services; the volatility of oil and natural gas prices and actions by OPEC members and other exporting nations affecting commodities prices and production levels; conditions of U.S. oil and natural gas industry and the effect of U.S. energy, monetary and trade policies; U.S. and global economic conditions and political and economic developments, including the energy and environmental policies; changes in U.S. and foreign trade regulations and tariffs, including potential increases of tariffs on goods imported into the U.S., and uncertainty regarding the same; inflationary pressures; higher interest rates and their impact on the cost of capital; the failure to receive or delays in receiving the remaining payment under the settlement agreement with PREPA; risks relating to economic conditions, including concerns over a potential economic slowdown or recession; impacts of the recent federal infrastructure bill on the infrastructure industry and our infrastructure services business; the loss of or interruption in operations of one or more of Mammoth’s significant suppliers or customers; the outcome or settlement of our litigation matters and the effect on our financial condition and results of operations; the effects of government regulation, permitting and other legal requirements; operating risks; the adequacy of capital resources and liquidity; Mammoth's ability to comply with the applicable financial covenants and other terms and conditions under its revolving credit facility; weather; natural disasters; litigation; volatility in commodity markets; competition in the oil and natural gas industry; and costs and availability of resources.

Investors are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

ASSETS	June 30,	December 31,
	2025	2024
CURRENT ASSETS	(in thousands, except share data)
Cash and cash equivalents	$127,250	$60,845
Restricted cash	30,053	19,359
Accounts receivable, net	44,787	43,769
Inventories	3,466	6,848
Current assets held for sale	10,017	—
Other current assets	7,559	11,380
Current assets of discontinued operations	17,001	46,386
Total current assets	240,133	188,587

Property, plant and equipment, net	68,422	66,725
Sand reserves, net	40,519	57,273
Operating lease right-of-use assets	3,884	4,722
Other non-current assets	6,728	7,383
Noncurrent assets of discontinued operations	4,508	59,341
Total assets	$364,194	$384,031
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$11,407	$13,440
Accrued expenses and other current liabilities	21,299	26,623
Current liabilities held for sale	1,739	—
Current operating lease liabilities	2,969	2,900
Income taxes payable	48,009	44,570
Current liabilities of discontinued operations	10,678	26,974
Total current liabilities	96,101	114,507

Deferred income tax liabilities	932	3,021
Long-term operating lease liabilities	2,292	1,838
Asset retirement obligation	2,714	4,234
Other long-term liabilities	117	244
Noncurrent liabilities of discontinued operations	—	7,369
Total liabilities	102,156	131,213

COMMITMENTS AND CONTINGENCIES

EQUITY
Equity:
Common stock, $0.01 par value, 200,000,000 shares authorized, 48,194,035 and 48,127,369 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	482	481
Additional paid-in capital	540,842	540,431
Accumulated deficit	(275,332)	(283,643)
Accumulated other comprehensive loss	(3,954)	(4,451)
Total equity	262,038	252,818
Total liabilities and equity	$364,194	$384,031

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2025	2024	2025	2025	2024
	(in thousands, except per share amounts)
REVENUE
Services revenue	$10,458	$11,234	$8,776	$19,234	$22,206
Services revenue - related parties	575	66	77	652	133
Product revenue	5,376	4,720	6,739	12,115	9,027
Total revenue	16,409	16,020	15,592	32,001	31,366

COST, EXPENSES AND GAINS
Services cost of revenue (exclusive of depreciation, depletion, amortization and accretion of $1,419, $1,637, $1,214, $2,634 and $3,777 for the three months ended June 30, 2025, June 30, 2024, and March 31, 2025 and six months ended June 30, 2025 and 2024, respectively)	8,686	9,622	7,427	16,113	18,841
Services cost of revenue - related parties	96	118	96	192	236
Product cost of revenue (exclusive of depreciation, depletion, amortization and accretion of $1,413, $1,271, $877, $2,289 and $2,417 for the three months ended June 30, 2025, June 30, 2024, and March 31, 2025 and six months ended June 30, 2025 and 2024, respectively)	5,263	4,590	5,475	10,738	10,320
Selling, general and administrative	5,339	95,281	4,494	9,833	102,051
Depreciation, depletion, amortization and accretion	2,832	2,908	2,091	4,923	6,194
Gains on disposal of assets, net	(1,077)	(512)	(3,472)	(4,549)	(1,446)
Impairment of long-lived assets	31,669	—	—	31,669	—
Total cost, expenses and gains, net	52,808	112,007	16,111	68,919	136,196
Operating loss	(36,399)	(95,987)	(519)	(36,918)	(104,830)

OTHER INCOME (EXPENSE)
Interest income (expense and financing charges), net	400	504	112	512	(4,619)
Interest income (expense and financing charges), net - related parties	—	(1,529)	—	—	(3,028)
Other (expense) income, net	(628)	(73,668)	(333)	(961)	(63,516)
Total other (expense) income, net	(228)	(74,693)	(221)	(449)	(71,163)
Loss before income taxes	(36,627)	(170,680)	(740)	(37,367)	(175,993)
(Benefit) provision for income taxes	(934)	(15,055)	837	(97)	(13,270)
Net loss from continuing operations	(35,693)	(155,625)	(1,577)	(37,270)	(162,723)
Net income (loss) from discontinued operations, net of income taxes	44,541	(368)	1,040	45,581	(5,081)
Net income (loss)	$8,848	$(155,993)	$(537)	$8,311	$(167,804)

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	$478	$(114)	$19	$497	$(358)
Other comprehensive income (loss)	478	(114)	19	497	(358)
Comprehensive income (loss)	$9,326	$(156,107)	$(518)	$8,808	$(168,162)

Net loss per share from continuing operations, basic and diluted	$(0.74)	$(3.24)	$(0.03)	$(0.77)	$(3.39)
Net income (loss) per share from discontinued operations, basic and diluted	0.92	(0.01)	0.02	0.95	(0.11)
Net income (loss) per share, basic and diluted	$0.18	$(3.25)	$(0.01)	$0.18	$(3.50)
Weighted average number of shares outstanding, basic and diluted	48,225	48,040	48,150	48,188	48,002

MAMMOTH ENERGY SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30,
	2025	2024
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$8,311	$(167,804)
Less: Net income (loss) from discontinued operations, net of income taxes	45,581	(5,081)
Net loss from continuing operations	(37,270)	(162,723)
Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Stock based compensation	412	391
Depreciation, depletion, amortization and accretion	4,923	6,194
Amortization of debt origination costs	354	620
Change in provision for expected credit losses	(23)	170,698
Gains on disposal of assets, net	(4,549)	(1,446)
Impairment of long-lived assets	31,669	—
Deferred income taxes	(2,089)	3,722
Other	273	1,099
Changes in assets and liabilities:
Accounts receivable, net	(934)	38,319
Inventories	531	859
Prepaid expenses and other assets	3,307	5,998
Accounts payable	(1,977)	(3,575)
Accrued expenses and other liabilities	(4,569)	(7,657)
Accrued expenses and other liabilities - related parties	—	3,028
Income taxes payable	3,440	(17,692)
Net cash (used in) provided by operating activities from continuing operations	(6,502)	37,835
Net cash (used in) provided by operating activities from discontinued operations	(3,311)	2,693
Net cash (used in) provided by operating activities	(9,813)	40,528

Cash flows from investing activities:
Purchases of property, plant and equipment	(27,325)	(906)
Proceeds from disposal of property, plant and equipment	4,942	3,470
Net cash (used in) provided by investing activities from continuing operations	(22,383)	2,564
Net cash provided by (used in) investing activities from discontinued operations	111,249	(7,086)
Net cash provided by (used in) investing activities	88,866	(4,522)

Cash flows from financing activities:
Payments on financing transaction	—	(46,837)
Principal payments on financing leases and equipment financing notes	(263)	(223)
Debt issuance costs	—	(37)
Net cash used in financing activities from continuing operations	(263)	(47,097)
Net cash used in financing activities from discontinued operations	(3,838)	(2,891)
Net cash used in financing activities	(4,101)	(49,988)
Effect of foreign exchange rate on cash	113	(50)
Net increase (decrease) in cash, cash equivalents and restricted cash	75,065	(14,032)
Cash, cash equivalents and restricted cash at beginning of period	82,326	24,298
Cash, cash equivalents and restricted cash at end of period	157,391	10,266
Cash, cash equivalents and restricted cash of discontinued operations at end of period	(88)	(120)
Cash, cash equivalents and restricted cash of continuing operations	$157,303	$10,146

MAMMOTH ENERGY SERVICES, INC.
SEGMENT INFORMATION
(in thousands)

Three Months Ended June 30, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$3,078	$5,445	$5,376	$1,767	$743	$—	$16,409
Intersegment revenue	28	—	—	—	—	(28)	—
Total revenue	3,106	5,445	5,376	1,767	743	(28)	16,409
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	1,567	4,297	5,262	1,242	758	919	14,045
Selling, general and administrative, exclusive of stock based compensation	1,055	950	1,333	364	187	1,250	5,139
Adjusted EBITDA	$484	$198	$(1,219)	$161	$(202)	$(2,197)	$(2,775)

Three Months Ended June 30, 2024	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$1,666	$4,542	$4,720	$2,671	$736	$1,685	$16,020
Intersegment revenue	134	—	—	—	—	(134)	—
Total revenue	1,800	4,542	4,720	2,671	736	1,551	16,020
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	1,211	3,794	4,590	1,480	1,042	2,213	14,330
Selling, general and administrative, exclusive of stock based compensation	278	870	1,261	377	228	92,072	95,086
Interest on trade accounts receivable	—	—	—	—	—	71,171	71,171
Adjusted EBITDA	$311	$(122)	$(1,131)	$814	$(534)	$(163,905)	$(164,567)

Three Months Ended March 31, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$1,916	$4,675	$6,739	$2,081	$181	$—	$15,592
Intersegment revenue	10	—	—	—	—	(10)	—
Total revenue	1,926	4,675	6,739	2,081	181	(10)	15,592
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	1,417	3,806	5,475	1,432	396	472	12,998
Selling, general and administrative, exclusive of stock based compensation	311	794	1,280	329	200	1,368	4,282
Adjusted EBITDA	$198	$75	$(16)	$320	$(415)	$(1,850)	$(1,688)

MAMMOTH ENERGY SERVICES, INC.
SEGMENT INFORMATION
(in thousands)

Six Months Ended June 30, 2025	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$4,994	$10,120	$12,115	$3,847	$925	$—	$32,001
Intersegment revenue	38	—	—	—	—	(38)	—
Total revenue	5,032	10,120	12,115	3,847	925	(38)	32,001
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	2,984	8,103	10,738	2,673	1,154	1,391	27,043
Selling, general and administrative, exclusive of stock based compensation	1,366	1,744	2,612	693	386	2,620	9,421
Adjusted EBITDA	$682	$273	$(1,235)	$481	$(615)	$(4,049)	$(4,463)

Six Months Ended June 30, 2024	Rentals	Infrastructure	Sand	Accommodations	Drilling	Corporate, Other & Eliminations	Total
Revenue from external customers	$3,447	$9,606	$9,027	$5,620	$1,247	$2,419	$31,366
Intersegment revenue	243	—	—	—	—	(243)	—
Total revenue	3,690	9,606	9,027	5,620	1,247	2,176	31,366
Less expenses:
Cost of revenue, exclusive of depreciation, depletion, amortization and accretion	2,577	7,720	10,320	3,259	1,987	3,534	29,397
Selling, general and administrative, exclusive of stock based compensation	657	1,900	2,608	880	494	95,121	101,660
Interest on trade accounts receivable	—	—	—	—	—	60,686	60,686
Adjusted EBITDA	$456	$(14)	$(3,901)	$1,481	$(1,234)	$(157,165)	$(160,377)

MAMMOTH ENERGY SERVICES, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA

Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s financial statements, such as industry analysts, investors, lenders and rating agencies. Mammoth defines Adjusted EBITDA as net income or loss from continuing operations before depreciation, depletion, amortization and accretion, gains on disposal of assets, net, impairment of long-lived assets, stock based compensation, interest (income) expense and financing charges, other expense, net (which is comprised of interest on trade accounts receivable and certain legal expenses) and (benefit) provision for income taxes, further adjusted to add back interest on trade accounts receivable. The Company excludes the items listed above from net (loss) income from continuing operations in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within the energy service industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net (loss) income from continuing operations or cash flows from operating activities as determined in accordance with GAAP or as an indicator of Mammoth’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Mammoth’s computations of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The Company believes that Adjusted EBITDA is a widely followed measure of operating performance and may also be used by investors to measure its ability to meet debt service requirements.

The following table provides a reconciliation of Adjusted EBITDA to net loss from continuing operations, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
Reconciliation of net loss from continuing operations to Adjusted EBITDA:	2025	2024	2025	2025	2024
Net loss from continuing operations	$(35,693)	$(155,625)	(1,577)	$(37,270)	$(162,723)
Depreciation, depletion, amortization and accretion	2,832	2,908	2,091	4,923	6,194
Gains on disposal of assets, net	(1,077)	(512)	(3,472)	(4,549)	(1,446)
Impairment of long-lived assets	31,669	—	—	31,669	—
Stock based compensation	200	195	212	412	391
Interest (income) expense and financing charges, net	(400)	1,025	(112)	(512)	7,647
Other expense, net	628	73,668	333	961	63,516
(Benefit) provision for income taxes	(934)	(15,055)	837	(97)	(13,270)
Interest on trade accounts receivable	—	(71,171)	—	—	(60,686)
Adjusted EBITDA	$(2,775)	$(164,567)	$(1,688)	$(4,463)	$(160,377)